Number: C0908409

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that VGRAB COMMUNICATIONS INC. changed its name to DUESENBERG TECHNOLOGIES INC. on December 23, 2020 at 03:01 PM Pacific Time.

ELECTRONIC CERTIFICATE	Issued under my hand at Victoria, British Columbia On December 23, 2020 /s/ CAROL PREST CAROL PREST Registrar of Companies Province of British Columbia Canada